Exhibit 99.1
FIRST AMENDMENT TO SENIOR MANAGEMENT AGREEMENT
     THIS FIRST AMENDMENT TO SENIOR MANAGEMENT AGREEMENT (this “Amendment”), dated as of January 28, 2008, is made and entered into by and between IDLEAIRE TECHNOLOGIES CORPORATION, a Delaware corporation, (hereinafter referred to as the “Company”), and J. THOMAS BADGETT, (hereinafter referred to as “Executive”).
W I T N E S S E T H
     WHEREAS, Company and Executive entered into a Senior Management Agreement (the “Agreement”) effective September 12, 2007; and
     WHEREAS, pursuant to paragraph 7(g) of the Agreement, the Agreement may be amended by a written instrument executed by the undersigned parties.
     WHEREAS, the parties desire to amend the Agreement to reflect certain changes to the Agreement.
     NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Executive agree as follows:
     1. Section 1(e) of the Agreement is hereby amended to read in its entirety as follows:
(e) Separation. Executive’s employment by the Company during the Employment Period will continue until: (i) Executive’s resignation at any time which includes resignation with Good Reason as hereinafter defined and resignation without Good Reason, (ii) until Executive’s disability or death, or (iii) until the Board terminates Executive’s Employment at any time during the Employment Period. If the Employment Period is terminated by the Board with Cause, termination will be effective as of the date of notice of termination. If the Employment Period is terminated by the Board with Cause, then the Executive shall be entitled to receive his Annual Base Salary, bonuses and his fringe benefits only through the effective date of termination. If the Employment Period is terminated by the Board for any other reason or if Executive resigns, then the Executive shall be entitled medical insurance for eighteen (18) months from the effective date of termination, which shall agreed to by the parties.
     2. The Agreement, as amended hereby, is in all respects ratified, approved and confirmed.
     3. This Amendment may be executed in any number of counterparts, all of which together make and shall constitute one and the same instrument. Neither party may execute this Amendment by signing any such counterpart.

     4. This Amendment shall in all respects be governed by, and construed in accordance with the laws of the state of Tennessee, including all matters of construction, validity and performance.
     IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Amendment as of the date set forth above.

IDLEAIRE TECHNOLOGIES CORPORATION
By	/s/ Michael C. Crabtree
Michael C. Crabtree
Chief Executive Officer

EXECUTIVE
/s/ J. Thomas Badgett
J. Thomas Badgett

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